                        Suite 920-475 West Georgia Street             Tel: 1-604-689-7317
                                                                                              Vancouver, BC V6B 4M9                               Fax: 1-604-688-0094

FOR IMMEDIATE RELEASE

Darren Bahrey joins the board or directors

Vancouver, May 29th, 2006 - Luna Gold Corp. (TSXV-LGC, OTCBB-LGCU) ("Luna" or the "Company") is pleased to announce that Darren Bahrey has joined the Company's board of directors. Darren is a highly experienced exploration geologist, having spent over 17 years in the exploration business with junior and major mining companies, predominantly in South and Central America. He has contributed to the advancement and resource definition of large gold and copper deposits: Las Cristinas (Venezuela), Cerro Crucitas (Costa Rica), Getchell Mine (Nevada), Zaldivar (Chile), Pueblo Viejo (Dominican Republic), and Kerr-Sulphurets (BC). His abilities in project generation and evaluation will be great assets to the company.

Darren is the President and CEO of Oro Gold Resources Ltd., a TSX Venture listed company that is focusing on precious metals exploration in Mexico and Panama. The addition of Darren brings the number of Luna's directors to five, three of whom are independent.

About Luna Gold Corp
Luna is a mining exploration company with a focus on gold exploration in Nevada.

On behalf of the Board of Directors

LUNA GOLD CORP.

"Tim Searcy"
Tim Searcy, P. Geo. - President and CEO

Website: www.lunagold.com
For further information contact Investor Relations at (604) 689-7317 or toll free at 1-866-689-7317.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents herein.

Forward-Looking Statements:
Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in Luna Gold Corp.'s periodic filings with Canadian Securities Regulators. Such forward-looking information represents management's best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Luna Gold does not assume the obligation to update any forward-looking statement.